Exhibit 10

WESTVACO CORPORATION DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE OUTSIDE DIRECTORS

Article I
Purpose and General Provisions

Section 1.1 Purpose of Plan. The purpose of the Plan is to provide members of the Company's Board of Directors who are not employed by the Company with an opportunity to defer compensation and either have their deferred compensation receive the same return as an equivalent investment in Company stock, or, in the alternative, a fixed rate of return.

Section 1.2 Definitions. The following terms shall have the meanings set forth below for purposes of the Plan.

Account: a bookkeeping account for a Participant representing the Eligible Compensation that the Participant has elected to defer under the Plan, as adjusted to reflect earnings, losses, contributions and distributions in accordance with Articles III and IV of the Plan.

Administration Committee: the Benefit Plans Administration Committee of the Company, or any successor thereto designated by the Chief Executive Officer of the Company to serve as the body charged with serving as such under the Plan.

Beneficiary: in the case of any Participant who dies, the person or persons named on the most recent Beneficiary Election Form filed and not revoked by the Participant, in each case, in accordance with procedures established by the Administration Committee or, if no such procedures have been established or the Participant has not properly filed any Beneficiary Election Form, the Participant's estate.

Company: Westvaco Corporation, a Delaware corporation.

Contributions: Deferred Compensation.

Deferral Election: an election by an Eligible Director to defer Eligible Compensation.

Deferred Compensation: an amount of Eligible Compensation that an Eligible Director elects to defer under the Plan in accordance with the provision of the Plan.

Distribution Deferred Election: an election by a Participant of the time(s) and manner in which he or she wishes to receive distributions from his or her Account.

Distribution Year: defined in Section 4.2.

Eligible Compensation: with respect to any Eligible Director 100% of the Eligible Director's Compensation from the Company for service on the Company's Board of Directors or a Committee of the Board of Directors.

Election Form: a form effecting a Beneficiary Election (a "Beneficiary Election Form,"), a form effecting a Deferral Election (a " Deferral Election Form"), a form effecting a Distribution Election (a "Distribution Election Form"), or a form effecting an Investment Election (an "Investment Election Form"), or a single form combining all of such elections.

Eligible Director: any member of the Company's Board of Directors who is not employed by the Company or any of its subsidiaries or affiliates.

Finance Committee: the Benefit Plans Finance Committee of the Company, or any successor thereto designated by the Chief Executive Officer of the Company to serve as the body charged with serving as such under the Plan.

Investment Election: an election by an Eligible Director to have Contributions invested in an Investment Fund as defined in Section 3.3(a) phantom Company stock or receive a fixed rate of return.

Participant: an Eligible Director who has elected to defer Eligible Compensation under the Plan or to whose Account Company Contributions have been credited and who has a positive balance in his or her Account.

Plan: the Westvaco Deferred Compensation Plan for Non-Employee Directors, as set forth herein.

Plan Year: generally, the calendar year; provided, that the first Plan Year shall be the period from October 1, 2001 through December 31, 2001.

Termination Distribution: a distribution from a Participant's Account following the Participant's Termination of Membership on the Company's Board of Directors.

Termination of Board Membership: with respect to any Participant, the date on which the Participant ceases, for any reason, to be a member of the Company's Board of Directors.

Section 1.3 Administration. The Administration Committee shall be responsible for administering the Plan in all other respects, including establishing rules and regulations for the operation of the Plan, preparing, distributing, collecting and administering Election Forms, and interpreting the Plan and all associated documentation (including without limitation Election Forms). The Administration Committee may delegate any or all of their respective responsibilities to one or more of their members or to appropriate employees of the Company.

Section 1.4 Unfunded  Plan. The Plan is intended to be an unfunded plan providing deferred compensation. Participants are and shall at all times be general creditors of the Company with respect to their Account balances. If the Finance Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Account balances under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Section 1.5 Non-Transferability. None of the rights of Participants under the Plan or with respect to their Accounts shall be transferable, except as specifically provided in Section 4.3 in the event of a Participant's death.

Article II
Deferral Elections

Section 2.1 Eligible Compensation. All Eligible Directors shall be provided with the opportunity to elect to defer of their retainer or meeting fees, or both their retainer and meeting fees, which make up their Eligible Compensation.

Section 2.2 Deferral Election Forms. Deferral Election Forms shall be in such form, and shall be filed and revoked in such manner as the Administration Committee shall from time to time determine.

Section 2.3 Time for Filing Deferral Election Forms. Individuals who are Eligible Directors as of September 1, 2001 may file Deferral Elections to defer Eligible Compensation that is earned during the initial Plan Year not later than September 1, 2001. An individual who becomes an Eligible Director after September 1, 2001 may file an initial Deferral Election within 30 days after becoming an Eligible Director, but such Deferral Election may only apply to Eligible Compensation earned after it is filed. Subsequent Deferral Elections to defer Eligible Compensation may be filed during the month of December of any calendar year. Once filed, a Deferral Election with respect to Eligible Compensation shall be effective for the Plan Year following the Plan Year during which it is filed (or in the case of a Deferral Election with respect to the initial Plan Year, for the initial Plan Year) and all subsequent Plan Years, until the Plan Year after the Plan Year (if any) during which the Participant files a new Deferral Election or revokes such Deferral Election.

Article III
Accounts and Investments

Section 3.1 Establishment and Maintenance of Account. The Administration Committee shall cause the Company to establish and maintain an Account for each Participant. A Participant's Account shall be credited and debited from time to time as provided in Section 3.2, adjusted for investment experience, from time to time as provided in Section 3.3, and debited for amounts distributed in accordance with Article IV.

Section 3.2 Contributions to Accounts. Elective Deferrals. A Participant's Account shall be credited from time to time with his or her Deferred Compensation, within 10 business day after the day on which such Deferred Compensation would otherwise be paid to him or her.

Section 3.3 Earnings and Losses on Accounts.

      Investment Elections. At the election of a Participant, Contributions shall be deemed to hold an interest in an imaginary investment fund (the "Investment Fund") which (i) mirrors an investment fund in the Westvaco Employee Stock Ownership Plan for Salaried Employees that invests in Westvaco common stock or (ii) reflects a fixed income investment fund selected by the Administration Committee from among the choices offered in the Westvaco Savings and Investment Plan for Salaried Employees.
      Adjustment of Accounts. The Administrative Committee shall cause Participants' Accounts to be adjusted upwards or downwards, at such intervals as it may from time to time determine, to reflect the net investment return (whether positive or negative) of the particular Investment Fund elected; provided, that no Account may at any time have a balance less than zero.

Section 3.4 Reports. The Administration Committee shall provide, or cause to be provided, to each Participant at regular intervals, but at least annually, a statement of his or her Account balance and the activity therein since the date of the last such statement.

Article IV
Distributions

Section 4.1 Termination of Board Membership. The balance in the Participant's Account shall be paid, or begin to be paid, on the earliest practicable date following the end of the calendar quarter in which the Participant terminates Board Membership for any reason. Termination Distributions shall be made either in a single lump sum, or, if so elected by the Participant on a Distribution Election Form, in equal installments over a specified period.

Section 4.2 Distribution Election Form. Participants shall be afforded the opportunity to file a Distribution Election Form specifying the time and manner in which their Accounts will normally be distributed, subject to the provisions of this Article IV. The Administration Committee shall establish the procedures for such elections. A Participant may elect to receive all or any portion of his or her Account in a lump sum or a series of monthly payments commencing any time after Termination of Board Membership and extending no later than 10 years after Termination of Board Membership. A Distribution Election Form must be submitted six months prior to the Termination of Board Membership which is irrevocable during such six month period.

Section 4.3 Death. Notwithstanding any other provision of the Plan, upon the death of a Participant, the remaining balance in the Participant's Account shall be distributed in a single lump sum to the Participant's Beneficiary or Beneficiaries, as soon as reasonably practicable.

Article V
Amendment and Termination of Plan

The Plan may be amended or terminated at any time by resolution of the Board of Directors of the Company; provided, that no such amendment or termination may reduce the balance of any Participant's Account, change the requirements for vesting of any unvested portion of any Participant's Account, or change the timing of distributions from any Participant's Account, without consent of the affected Participant.